UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE 2021 ANNUAL GENERAL MEETING

This supplement (the “Supplement”) relates to the proxy statement (the “Proxy Statement”) of Iterum Therapeutics plc (the “Company”), as filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 27, 2021, and furnished to shareholders of the Company in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for the Company’s 2021 Annual General Meeting of Shareholders (the “AGM”).

Except as specifically set forth in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

The Proxy Statement contains important additional information, and this Supplement should be read in conjunction with the Proxy Statement.

IMPORTANT NOTICE

Change of Date  of the 2021 Annual General Meeting Scheduled to be Held on June 16, 2021

The Company’s AGM is currently scheduled to take place on June 16, 2021. However, the Company has decided to adjourn the AGM to take place on June 23, 2021 at 3.00 p.m., Irish time (10.00 a.m., Eastern Time) at Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland, to allow more opportunity for shareholders to vote on proposals described in the Company’s Proxy Statement.

The Company’s Board and management respectfully requests all such holders as of the record date to please vote their proxies as soon as possible, but no later than the deadlines set out below. The Company also reminds holders to inquire with their voting institutions about any additional clearing time that may be required to forward voting instructions to the Company in advance of the  deadline.

As described in the Proxy Statement, a shareholder may use one of the following methods to vote before the June 23, 2021 AGM:

1)

You may vote over the Internet. You may vote your shares by following the "Online" instructions on your proxy card. The internet voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on June 23, 2021 (11.59 p.m., Eastern Time on June 22, 2021),

2)

You may vote by telephone. You may vote your shares by following the "Phone" instructions on your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of David G. Kelly and Louise Barrett as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on June 23, 2021 (11.59 p.m., Eastern Time on June 22, 2021).

3)

You may vote by mail. You may vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. The Company must receive the completed proxy card by 5.00 p.m., Irish time (12.00 p.m., Eastern Time), on June 22, 2021.

4)

You may vote in person. If you attend the AGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the AGM. Ballots will be available at the AGM. You may obtain directions to the location of the AGM by requesting them in writing or by telephone as follows: c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, Phone: +353 1 9038354.

The record date for the AGM remains April 23, 2021.  One or more Members (as defined in the Company’s Constitution) whose name is entered in the register of members of the Company as a registered holder of the Company's ordinary shares, present in person or by proxy (whether or not such Member actually exercises his voting rights in whole, in part or at all) holding not less than a majority of the issued and outstanding ordinary shares of the Company entitled to vote at the AGM, will constitute a quorum for the transaction of business at the AGM.

Company shareholders as of the record date can vote, even if they have subsequently sold their shares. Shareholders can vote their shares by proxy in advance of the AGM by using one of the options detailed on the proxy card enclosed with the original Proxy Statement and as described above.  Shareholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action.

We advise shareholders to monitor the Company’s website, http://ir.iterumtx.com, regularly as circumstances may change at short notice.

Departure of Director

On June 8, 2021, Dr. Shahzad Malik, a director of the Company, notified the Company of his resignation from the Board of the Company, effective immediately.  Dr. Malik also served as a member of the Company’s compensation and nominating and governance committees.   Dr. Malik’s resignation was not the result of any dispute or disagreement with the Company or the Company’s Board on any matter relating to the operations, policies or practices of the Company. Following Dr. Malik’s resignation, the Board approved a decrease in the size of the Board from eight to seven directors and as a result, there is not currently a vacancy on the Board.

By order of the Board of Directors

Corey Fishman President and Chief Executive Officer